EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 2015

ExxonMobil Earns $4.9 Billion in First Quarter of 2015

•	Balanced portfolio delivers solid results in a lower commodity price environment
•	Upstream volumes increased by more than 2 percent, benefiting from new developments
•	Strong Downstream and Chemical performance across all regions

	First Quarter
	2015	2014	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	4,940	9,100	-46
Earnings Per Common Share
Assuming Dilution	1.17	2.10	-44

Capital and Exploration
Expenditures	7,704	8,436	-9

IRVING, Texas – April 30, 2015 – Exxon Mobil Corporation today announced estimated first quarter 2015 earnings of $4.9 billion, or $1.17 per diluted share, compared with $9.1 billion a year earlier, demonstrating the value of the company’s integrated businesses in a lower commodity price environment.

“ExxonMobil’s balanced portfolio delivered solid financial results in the quarter,” said Rex W. Tillerson, chairman and chief executive officer. “Regardless of current market conditions, we remain focused on business fundamentals and competitive advantages that create long‑term shareholder value.”

During the quarter, ExxonMobil produced 4.2 million oil‑equivalent barrels per day, an increase of 97,000 barrels per day over the first quarter of 2014. Volumes were up 2.3 percent, benefiting from new developments in Papua New Guinea, Canada, Angola, Indonesia, and U.S. onshore liquids plays. Field decline and maintenance impacts were mostly offset by higher entitlement volumes.

Downstream and Chemical segment earnings were strong across all regions, driven by lower feedstock costs, improved demand, and the company’s competitive product and asset mix.

During the quarter, the corporation distributed $3.9 billion to shareholders in the form of dividends and share purchases to reduce shares outstanding.

First Quarter Highlights
•	Earnings of $4.9 billion decreased 46 percent from the first quarter of 2014.
•	Earnings per share were $1.17 assuming dilution, a decrease of 44 percent.
•	Capital and exploration expenditures were $7.7 billion, down 9 percent from the first quarter of 2014, in line with plan.
•	Oil‑equivalent production increased 2.3 percent from the first quarter of 2014, with liquids up 6 percent and gas down 1.6 percent.
•	Cash flow from operations and asset sales was $8.5 billion, including proceeds associated with asset sales of $484 million.
•	The corporation distributed $3.9 billion to shareholders in the first quarter of 2015, including $1 billion in share purchases to reduce shares outstanding.
•	Dividends per share of $0.69 increased 9.5 percent compared with the first quarter of 2014.
•

Production started at the Sakhalin‑1 project’s Arkutun‑Dagi field, the last of the three fields to be developed. Peak daily gross production from the field is expected to reach 90,000 barrels and will bring total daily production at Sakhalin‑1 to more than 200,000 barrels.

•

Production started at Hadrian South in the Gulf of Mexico with ExxonMobil’s deepest subsea tie-back. Daily gross production is expected to reach approximately 300 million cubic feet of gas and 3,000 barrels of liquids from two wells.

•

Oil production started ahead of schedule at the Kizomba Satellites Phase 2 project offshore Angola. This capital‑efficient project utilizes subsea tie‑backs to optimize existing Block 15 facilities, increasing current production levels without requiring additional floating production, storage and offloading vessels. The project develops approximately 190 million barrels of oil with peak production currently estimated at 70,000 gross barrels of oil per day. The project is expected to increase total daily Block 15 production to 350,000 barrels.

•

Construction of an 84 megawatt cogeneration plant is underway at the Singapore refinery, which will improve the energy efficiency of the site upon completion. The project will enable the shutdown of less efficient power generation facilities and reduce carbon dioxide emissions. This project underscores ExxonMobil’s commitment to improving energy efficiency, lowering emissions, and reducing costs.

•

Drilling resumed at Point Thomson on Alaska’s North Slope as construction continues toward bringing the initial production systems, designed to produce up to 10,000 gross barrels per day of natural gas condensate, online in 2016. The initial production will provide reservoir development insights and economic benefits to Alaskans.

First Quarter 2015 vs. First Quarter 2014

Upstream earnings were $2.9 billion in the first quarter of 2015, down $4.9 billion from the first quarter of 2014. Lower liquids and gas realizations decreased earnings by $5.5 billion. Higher volumes and mix effects increased earnings by $340 million, reflecting growth from new developments. All other items, including favorable tax effects, increased earnings by $250 million.

On an oil-equivalent basis, production increased 2.3 percent from the first quarter of 2014. Liquids production totaled 2.3 million barrels per day, up 129,000 barrels per day, while natural gas production was 11.8 billion cubic feet per day, down 188 million cubic feet per day from 2014. Project ramp‑up and entitlement effects were partly offset by field decline and maintenance activities.

The U.S. Upstream operations recorded a loss of $52 million, down $1.3 billion from the first quarter of 2014. Non-U.S. Upstream earnings were $2.9 billion, down $3.6 billion from the prior year.

Downstream earnings were $1.7 billion, up $854 million from the first quarter of 2014. Stronger margins increased earnings by $1 billion. Volume and mix effects increased earnings by $70 million. All other items, primarily higher maintenance expense, decreased earnings by $260 million. Petroleum product sales of 5.8 million barrels per day were flat with the prior year’s first quarter.

Earnings from the U.S. Downstream were $567 million, down $56 million from the first quarter of 2014. Non-U.S. Downstream earnings of $1.1 billion were $910 million higher than last year.

Chemical earnings of $982 million were $65 million lower than the first quarter of 2014. Improved margins increased earnings by $240 million. Favorable volume mix effects increased earnings by $30 million. All other items, primarily unfavorable foreign exchange effects, decreased earnings by $340 million. First quarter prime product sales of 6.1 million metric tons were 59,000 metric tons lower than last year's first quarter.

Corporate and financing expenses were $564 million for the first quarter of 2015, essentially flat with the first quarter of 2014.

During the first quarter of 2015, Exxon Mobil Corporation purchased 20 million shares of its common stock for the treasury at a gross cost of $1.8 billion. These purchases included $1 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs. Share purchases to reduce shares outstanding are currently anticipated to equal $1 billion in the second quarter of 2015. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 10 a.m. Central Time on April 30, 2015. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2014 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Estimated Key Financial and Operating Data
	Attachment I
Exxon Mobil Corporation
First Quarter 2015
(millions of dollars, unless noted)
	First Quarter
	2015	2014
Earnings / Earnings Per Share

Total revenues and other income	67,618	106,325
Total costs and other deductions	60,983	91,098
Income before income taxes	6,635	15,227
Income taxes	1,560	5,857
Net income including noncontrolling interests	5,075	9,370
Net income attributable to noncontrolling interests	135	270
Net income attributable to ExxonMobil (U.S. GAAP)	4,940	9,100

Earnings per common share (dollars)	1.17	2.10

Earnings per common share
- assuming dilution (dollars)	1.17	2.10

Other Financial Data

Dividends on common stock
Total	2,910	2,732
Per common share (dollars)	0.69	0.63

Millions of common shares outstanding
At March 31	4,181	4,294
Average - assuming dilution	4,211	4,328

ExxonMobil share of equity at March 31	171,227	176,398
ExxonMobil share of capital employed at March 31	206,391	200,811

Income taxes	1,560	5,857
Sales-based taxes	5,530	7,416
All other taxes	7,274	8,857
Total taxes	14,364	22,130

ExxonMobil share of income taxes of
equity companies	961	1,820

	Attachment II

Exxon Mobil Corporation
First Quarter 2015
(millions of dollars)
	First Quarter
	2015	2014
Earnings (U.S. GAAP)
Upstream
United States	(52)	1,244
Non-U.S.	2,907	6,539
Downstream
United States	567	623
Non-U.S.	1,100	190
Chemical
United States	605	679
Non-U.S.	377	368
Corporate and financing	(564)	(543)
Net income attributable to ExxonMobil	4,940	9,100

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	8.0	15.1
Proceeds associated with asset sales	0.5	1.1
Cash flow from operations and asset sales	8.5	16.2

	Attachment III

Exxon Mobil Corporation
First Quarter 2015

	First Quarter
	2015	2014
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	472	442
Canada / South America	368	315
Europe	200	195
Africa	519	480
Asia	678	666
Australia / Oceania	40	50
Worldwide	2,277	2,148

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,220	3,412
Canada / South America	310	336
Europe	3,447	3,465
Africa	2	7
Asia	4,282	4,519
Australia / Oceania	567	277
Worldwide	11,828	12,016

Oil-equivalent production (koebd)[1]	4,248	4,151

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

	Attachment IV

Exxon Mobil Corporation
First Quarter 2015

	First Quarter
	2015	2014
Refinery throughput (kbd)
United States	1,807	1,811
Canada	393	378
Europe	1,473	1,432
Asia Pacific	681	702
Other	192	186
Worldwide	4,546	4,509

Petroleum product sales (kbd)
United States	2,612	2,605
Canada	492	488
Europe	1,536	1,513
Asia Pacific	748	762
Other	426	449
Worldwide	5,814	5,817

Gasolines, naphthas	2,363	2,401
Heating oils, kerosene, diesel	1,994	1,865
Aviation fuels	410	428
Heavy fuels	395	429
Specialty products	652	694
Worldwide	5,814	5,817

Chemical prime product sales,
thousand metric tons (kt)
United States	2,321	2,392
Non-U.S.	3,748	3,736
Worldwide	6,069	6,128

	Attachment V

Exxon Mobil Corporation
First Quarter 2015
(millions of dollars)
	First Quarter
	2015	2014
Capital and Exploration Expenditures
Upstream
United States	2,120	2,092
Non-U.S.	4,297	5,172
Total	6,417	7,264
Downstream
United States	295	228
Non-U.S.	326	312
Total	621	540
Chemical
United States	430	397
Non-U.S.	224	233
Total	654	630

Other	12	2

Worldwide	7,704	8,436

Exploration expenses charged to income
included above
Consolidated affiliates
United States	37	35
Non-U.S.	274	280
Equity companies - ExxonMobil share
United States	3	1
Non-U.S.	8	22
Worldwide	322	338

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17

[1] Computed using the average number of shares outstanding during each period.